Exhibit 99.1

JCP ANNOUNCES DISSIDENT SLATE FOR ELECTION AT FIESTA RESTAURANT GROUP’S UPCOMING ANNUAL MEETING

Troubled by Destruction of Stockholder Value, Strongly Believes Direct Stockholder Representation Required in the Boardroom Immediately

HOUSTON, TX, January 30, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 7.1% of the Company’s outstanding shares, announced today that it has formally nominated three independent, highly qualified candidates, John B. Morlock, James C. Pappas and Joshua E. Schechter, for election to the Company’s board of directors (the “Board”) at the Company’s upcoming 2017 annual meeting of stockholders (the “Annual Meeting”).

Over the past several months, JCP has attempted to reach an amicable resolution with the Company regarding the composition of the Board and certain corporate governance matters; however, the incumbent Board and management team have refused to engage meaningfully with us, leaving us little choice but to nominate a competing slate of director candidates at the Annual Meeting who we believe will create value for all stockholders.

JCP is concerned by the massive decline in value that Fiesta stockholders have suffered over the past several years. A prime example of stockholder value destruction is the Board’s misguided decision to allocate more than $70 million for Pollo Tropical’s failed expansion into Texas. We further believe that Taco Cabana has significant value and growth potential, which the incumbent Board and management team has apparently failed to recognize or, at a minimum, to capitalize upon. Following the departure of former CEO Timothy Taft in September 2016, stockholders have been left with a company without a permanent CEO that is being run by a Board with minimal share ownership and scant restaurant operating experience. Adding to uncertainty for stockholders is the persistent rumor of a strategic review process.

Prior to any significant action, such as the hiring of a permanent CEO or pursuing a sale of the Company, JCP strongly believes that the Board must be reconstituted with direct stockholder representatives and experienced restaurant operators. JCP’s director candidates collectively bring not only significant operating experience in the restaurant industry, but a strong track record of creating stockholder value.

JCP’s nominees, who have the highest commitment to transparency and good corporate governance practices, are:

John B. Morlock – Chief Operating Officer of Sbarro LLC (“Sbarro”), a quick service Italian pizzeria chain. Prior to joining Sbarro, Mr. Morlock served as the Chief Operations Officer of Potbelly Corporation, a publicly traded sandwich chain, from November 2002 to June 2015, and as its Senior Vice President – Operations Growth from June 2015 until April 2016. From 2001 to 2002, Mr. Morlock served as the Chief Executive Officer of Spin Cycle, Inc., where he led a successful turnaround of a chain of coin laundries. From 1998 to 2001, Mr. Morlock served as the President of Clubhouse International, Inc., an owner and operator of country club themed restaurants. Prior to that, Mr. Morlock served as the Senior Vice President of Operations of Boston Chicken, Inc. (n/k/a Boston Market Corporation), a fast casual restaurant, from 1992 to 1994, then as a Midwest Franchisee with over 100 stores of Boston Market and Einstein Bros. Bagels until 1997, and finally as Vice President of Operations – West Coast from 1997 to 1998. Mr. Morlock’s professional experience also includes leadership positions with Blockbuster Entertainment, Inc.; Grady’s Goodtimes, a casual dining restaurant chain; and S&A Restaurant Corp. (Steak and Ale), a former chain for casual dining restaurants.

James C. Pappas – Managing Member of JCP Investment Management, LLC, an investment firm. Mr. Pappas has also served as a director of each of Jamba, Inc., a leading health and wellness brand and the leading retailer of freshly squeezed juice, since January 2015; Tandy Leather Factory, Inc., a retailer and wholesale distributor of a broad line of leather and related products, since June 2016; and U.S. Geothermal Inc. (NYSEMKT:HTM), a leading geothermal energy company, since September 2016. Previously, Mr. Pappas served on the board of directors of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015. He also previously served as Chairman of the board of directors of Morgan’s Foods, Inc. (formerly OTC:MRFD), a then publicly traded company, from January 2013 until May 2014, when the company was acquired by Apex Restaurant Management, Inc., after originally joining its board as a director in February 2012.  Previously, Mr. Pappas was with the Investment Banking / Leveraged Finance Division of Goldman Sachs Group, Inc. where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives, and prior to that with Banc of America Securities, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buy-side engagements.

Joshua E. Schechter  – Private investor. Mr. Schechter has also served as a director of each of Viad Corp, an S&P SmallCap 600 international experiential services company, since April 2015, and Support.com, Inc., a leading provider of cloud-based software and services, since June 2016. He previously served as a director of Aderans Co., Ltd. (“Aderans”), a multi-national company engaged in hair-related business, and as the Executive Chairman of Aderans America Holdings, Inc., Aderans’ holding company in the United States, from August 2008 to May 2015. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to June 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the board of directors of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015; WHX Corporation (n/k/a Handy & Harman Ltd.), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves, from 2005 until 2008; and Puroflow, Inc. (n/k/a Argan, Inc.), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of three highly qualified director nominees at the 2017 annual meeting of stockholders of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”).

JCP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Single-Asset Partnership, LP (“JCP Single-Asset”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, BLR Partners LP (“BLR Partners”), BLRPart, LP (“BLRPart GP”), BLRGP Inc. (“BLRGP”), Fondren Management, LP (“Fondren Management”), FMLP Inc. (“FMLP”), Bradley L. Radoff, Bandera Master Fund L.P. (“Bandera Master Fund”), Bandera Partners LLC (“Bandera Partners”), Gregory Bylinsky, Jefferson Gramm, Lake Trail Managed Investments LLC (“Lake Trail Fund”), Lake Trail Capital LP (“Lake Trail Capital”), Lake Trail Capital GP LLC (“Lake Trail GP”), Thomas W. Purcell, Jr., Joshua E. Schechter and John B. Morlock.

As of the date hereof, JCP Partnership beneficially owned 426,657 shares of common stock, $0.01 par value per share (“Common Stock”).  As of the date hereof, JCP Single-Asset beneficially owned 190,740 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 617,397 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of the 617,397 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  JCP Management, as the investment manager of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 617,397 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the 617,397 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. As of the date hereof, BLR Partners beneficially owned 600,000 shares of Common Stock.  BLRPart GP, as the general partner of BLR Partners, may be deemed the beneficial owner of the 600,000 shares owned by BLR Partners.  BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the 600,000 shares owned by BLR Partners.  Fondren Management, as the investment manager of BLR Partners, may be deemed the beneficial owner of the 600,000 shares owned by BLR Partners.  FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the 600,000 shares owned by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 600,000 shares owned by BLR Partners. As of the date hereof, Bandera Master Fund beneficially owned 73,940 shares of Common Stock. Bandera Partners, as the investment manager of Bandera Master Fund, may be deemed the beneficial owner of the 73,940 shares of Common Stock owned by Bandera Master Fund. Each of Messrs. Bylinsky and Gramm, as the Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners, may be deemed the beneficial owner of the 73,940 shares of Common Stock owned by Bandera Master Fund. As of the date hereof, Lake Trail Fund beneficially owned 600,000 shares of Common Stock. Lake Trail Capital, as the Manager and Investment Manager of Lake Trail Fund, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Lake Trail GP, as the general partner of Lake Trail Capital, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Mr. Purcell, as the sole member of Lake Trail GP, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. As of the date hereof, Mr. Schechter beneficially owned 17,900 shares of Common Stock, including 1,700 shares of Common Stock directly owned by his spouse. As of the date hereof, Mr. Morlock did not beneficially own any Common Stock.

Investor Contact:

James C. Pappas
JCP Investment Management, LLC
(713) 333-5540